SCHEDULES

                                     to the

                            STOCK PURCHASE AGREEMENT

                                     between

                              AP-KEI HOLDINGS, LLC

                                       and

                               KOGER EQUITY, INC.

                                October 10, 1996


All   information   included  in  any  Schedule  to  this  Agreement  is  hereby incorporated by reference in all other Schedules.

                                 S C H E D U L E

                                       2.2


SUBSIDIARIES AND INVESTMENTS

Subsidiaries of Koger Equity, Inc.:

*        Koger Real Estate Services, Inc., a Florida corporation

*        Southeast Properties Holding Corporation, Inc., a Florida corporation


Investments of Koger Equity, Inc. in other entities:

* Koger Equity, Inc. owns 100% of the Series A Preferred Stock of Koger Realty Services, Inc., a Delaware corporation

                                 S C H E D U L E

                                       2.5


ABSENCE OF CERTAIN CHANGES OR EVENTS

* Wellspring Resources LLC Loan Agreement: Agreement sets forth Koger Equity's obligation to lend the following amounts to Wellspring Resources in the event they request such no later than January 2, 1997:

         1.       Primary Loan
                  a.)      Maximum loan of $5,593,945.00
                  b.)      Interest Rate: 11%
                  c.)      Payments: phased in monthly payments which fully
                           amortize the loan on October 14, 2006.

         2.       Secondary Loan
                  a.)      Maximum loan of $3,995,675.00
                  b.)      Interest Rate: 14%
                  c.)      Payments: phased in monthly payments which fully
                           amortize the loan on October 14, 2006.

         State Street Bank and Trust Company and Watson Wyatt & Company will each deliver an irrevocable, unconditional guarantee of Wellspring's obligations under the Loan Documents if the loan is requested.

* Construction of each of the Piedmont Building in Charlotte, North Carolina (over 74,000 gross square feet) and the Grove Building in Memphis, Tennessee (approximately 49,000 gross square feet).

*        Northwestern Loan Application:
         Koger Equity's Loan Application to The Northwestern Mutual Life Insurance Company has been approved for a $190 million non-recourse loan which will be secured by 10 officer parks. This loan will be divided into:

                   i) a tranche in the amount of $100.5 million with a 10-year maturity at an annual interest rate of 8.25% and



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                                 S C H E D U L E

                                       2.5
                                   (continued)


                   ii) a tranche in the amount of $89.5 million with a maturity of 12 years at an annual interest rate of 8.33%.

         The Company expects to close this loan before the end of 1996.

*        Refinancing of Balance of Debt:
         The Company plans to refinance the balance of its debt with existing lenders or modify the terms of such debt to eliminate restrictive covenants before the end of 1996.
         However, as yet no commitments have been arranged.

*        Revolving Credit Facility:
         The Company is in the process of obtaining a $50 million bank revolving credit facility which will be available to finance future growth. However, as yet no commitments have been arranged.

* On August 12, 1996, the Company sold a thirty (30) acre parcel of real property located in Burmingham, Alabama for $1,350 million.

* During the quarter ended September 30, 1996, the Company entered into an amendment of certain contracts previously entered into with KOALA relating to the sale of a certain parcel of land (approximately 8.1 acres) in Miami.

* On August 26, 1996, the Company specified and delivered a termination of certain restrictions on competitive leasing activities on a parcel formerly owned in San Antonio, Texas.

* Leases of all or substantially all of a property are set forth on Attachment A to this Schedule.

                                 S C H E D U L E

                                       2.5
                                   (continued)


                                 S C H E D U L E

                                       2.6


UNDISCLOSED LIABILITIES

* During the quarter ended September 30, 1996, the Company recorded an increase of $485,616 to the Additional Minimum Liability - SERP.

                                 S C H E D U L E

                                       2.5
                                   (continued)


                                 S C H E D U L E

                                       2.7


CAPITALIZATION

*        Shares issued and outstanding at 10/08/96 - 17,881,556

*        [Shares Reserved: (all at 10/08/96)

                  Stock Option Plan                            1,375,809
                  Stock Option Plan
                  Conversion of Warrants                       1,111,604
                  Stock Investment Plan                          157,885
                  Common Stock Rights Agreement               17,881,556

                                 S C H E D U L E

                                       2.5
                                   (continued)


                                 S C H E D U L E

                                      2.10


CONSENTS AND APPROVALS

None.

                                 S C H E D U L E

                                       2.5
                                   (continued)


                                 S C H E D U L E

                                      2.13

REIT STATUS

* RGI Realty, Inc. and its related affiliates ("RGI"), some of which are non-domestic entities, have filed with the Company and the Securities and Exchange Commission a Schedule 13D on March 18, 1996 which stated that, at that time, they owned in the aggregate 2,452,571 (or 13.8% of the shares of the Common Stock of Koger Equity, Inc.). RGI filed an amendment (Amendment Number 2) to the above described Schedule 13D, dated September 11, 1996, which stated that RGI sold the Shares to the following Institutional Investors:

                                                                            Shares Transferred
                                                                            ------------------

                  Alliance Variable Products Series Fund                           100,000
                  (Held in the name of: NEWMOWN & CO.)

                  Smith Barney/Travelers Series Fund                               250,000
                  (Held in the name of: BARNETT & CO.)

                  Equitable Retirement Plan                                        340,000
                  (Held in the name of: CUDD & CO.)

                  Alliance Growth Fund                                          1,762,571
                  (Held in the name of: BLUENOSE & CO.)


                                 S C H E D U L E

                                       2.5
                                   (continued)


                                 S C H E D U L E

                                      2.14


LITIGATION


* On March 23, 1993, the Securities and Exchange Commission (the "Commission") entered an Order directing a private investigation with respect to Koger Properties, Inc.'s accounting practices, including the accuracy of financial information included in certain reports filed by Koger Properties, Inc. ("KPI") with the Commission, possible insider trading in KPI's stock, and possible misleading statements concerning the financial condition of KPI and its ability to pay dividends to its shareholders. Prior to March 23, 1993, the Commission had been engaged in a confidential investigation without a formal order. As a result of the Merger, the Company assumed responsibility for responding to the requests and subpoenas of the Commission staff in connection with this private investigation. Although the staff of the Commission had subpoenaed KPI documents and former employees of KPI, who are presently employees of the Company, for testimony, on February 8, 1994, the Commission staff advised the Company, through its counsel, that the scheduled depositions of former KPI employees and the review of documents of KPI had been suspended. The Company has received no communication from the Commission staff since the above notice of suspension. Based on the information currently available to the Company, it is unable to determine whether or not the private investigation will lead to formal legal proceedings or administrative actions or whether or not such legal proceedings or administrative actions will involve the Company.

* Koger Equity, Inc. has no such litigation which is likely to result in or have a Material Adverse Effect.

                                 S C H E D U L E

                                       2.5
                                   (continued)

                                 S C H E D U L E

                                      2.17


* Koger Equity, Inc. has an agreement dated February 26, 1996, as amended, with J.P. Morgan Securities, Inc. ("Morgan"). Morgan has confirmed orally that no fee was earned under such agreement by reason of this Agreement.

* Koger Equity, Inc. has agreed to pay a fee in the amount of $350,000, plus expenses, to Rothschild Realty, Inc.

* Koger Equity, Inc. has agreed to pay a fee in the amount of $204,000, to David B. Hiley in addition to payments plus expenses he receives pursuant to a monthly retainer as Financial Advisor to the Company.